Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into and effective as of September 28, 2026 (the “Effective Date”), by Accel Entertainment, Inc., a Delaware corporation (the “Company”), and John Houseal (“Executive”).

WHEREAS, the Company desires to employ Executive as the Company’s Chief Commercial Officer and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1     “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

1.2    “Board” means the Board of Directors of the Company.

1.3     “Cause” means: (a) Executive’s material breach of this Agreement or any other written agreement between Executive and the Company or an Affiliate or Executive’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to Executive; (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Executive; (c) commission by Executive of, or conviction or indictment of Executive for, or plea of guilty or nolo contendere by Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; (d) commission of any action that could cause Executive or the Company to be in violation of any gaming statute, regulation or rule under which the Company or any of its Affiliates operates, including the Illinois Video Gaming Act or rules established by the Illinois Gaming Board, or that could cause the revocation or loss of any other material gaming license in any State in which the Company or any of its Affiliates operates or plans to operate; or (e) Executive’s willful failure or refusal, other than due to Disability, to perform Executive’s obligations pursuant to this Agreement or any other written agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if Executive’s actions or omissions as set forth in clause (e) are of such a nature that the Company reasonably determines they are curable by Executive, such actions or omissions must remain uncured 30 days after the Company has provided Executive written notice of the obligation to cure such actions or omissions.

1.4     “Change in Control” means a “Change in Control” as such term is defined in the Company’s Long Term Incentive Plan, as may be amended from time to time (the “LTIP”); provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5).

1.5    “Change in Control Covered Termination” means a Covered Termination that occurs within the Change in Control Period.

1.6    “Change in Control Period” means the period (a) commencing on the date of the consummation of a Change in Control (the “Closing”) and (b) ending on the one-year anniversary of such Closing.

1.7    “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

1.8    “Code” means the Internal Revenue Code of 1986, as amended.

1.9    “Covered Termination” means (a) the termination of Executive’s employment by the Company without Cause, or (b) Executive’s termination of employment with the Company for Good Reason. A Covered Termination will not include a termination of Executive’s employment by reason of Executive’s death or Disability, the termination of Executive’s employment for Cause, or Executive’s termination of his employment without Good Reason. A termination of Executive’s employment upon the expiration of the term of this Agreement following the Company providing advance written notice to not renew the term of this Agreement in accordance with Section 2.3 shall be deemed to be a Covered Termination; provided that there does not exist grounds to terminate Executive’s employment for Cause at the time of such employment termination.

1.10    “Disability” means a physical or mental sickness or any injury which renders Executive incapable of performing the services required of him as an Executive of the Company and which has continued or is expected to continue for more than six months during any 12-month period. In the event Executive shall be able to perform his usual and customary duties on behalf of the Company following a period of disability, and does so perform such duties or such other duties as are prescribed by the Board for a period of three continuous months, any subsequent period of disability shall be regarded as a new period of disability for purposes of this Agreement. The Company and Executive shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and Executive. In the event of their failure to agree upon such a medical doctor, the Company and Executive shall each select a medical doctor who, together, shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.

1.11    “Good Reason” means Executive’s resignation within 90 days after any of the following events, unless Executive consents in writing to the applicable event: (a) a material decrease in Executive’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (b) a material decrease in Executive’s then-current title or position, or authority or areas of responsibility as are commensurate with Executive’s then-current title or position; (c) a relocation of Executive’s principal work location to a location more than 50 miles from Executive’s then-current principal location of employment; provided, however, that (i) the relocation of Executive’s principal work location to the Company’s Burr Ridge, Illinois office as contemplated by this Agreement shall not constitute Good Reason and (ii) frequent or extended business travel to Company markets and Company locations away from Executive’s principal location shall not constitute Good Reason; or (d) a material breach by the Company or any Affiliate of this Agreement or any material agreement between Executive and the Company or any Affiliate. Notwithstanding the foregoing, any assertion by Executive of a termination for Good Reason will not be effective unless and until Executive has: (A) provided the Company or any Affiliate, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (B) provided the Company or any Affiliate with an opportunity to cure the same within 30 days after the receipt of such notice.

1.12    “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1    Position and Duties. Subject to the terms set forth herein, Executive will be employed as the Company’s Chief Commercial Officer, commencing on the Effective Date of this Agreement, and will report to the Company’s Chief Executive Officer. Executive will perform such services as are consistent with such position and such other duties as reasonably are assigned to Executive by the Company’s Chief Executive Officer. The primary responsibilities of this role will include leading the Company’s commercial strategy, including corporate and local sales strategy and enablement, player and partner marketing, and product development to maximize revenue and profitability. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Additionally, this role will be based out of the Company’s Burr Ridge, Illinois office, and Executive must be present in the office as required by Company policy as in effect from time to time, as well as maintain an office and travel schedule as is reasonably expected by the Company’s Chief Executive Officer for an individual serving as the Company’s Chief Commercial Officer.

2.2    Employment Policies. Executive’s employment relationship with the Company will also be governed by the general employment policies and practices of the Company and its Affiliates, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

2.3    Term. The term of Executive’s employment hereunder shall commence as of the Effective Date and shall end on the one year anniversary of the Effective Date; provided that (i) such term shall automatically renew for successive one-year periods on the one year anniversary of the Effective Date and on the last day of each successive one-year period unless either party provides advance written notice of non-renewal to the other party no less than 90 days prior to the commencement of such succeeding one-year period, in which case such term shall terminate on the day immediately prior to the commencement of such successive one-year period, and (ii) such term shall earlier terminate upon a termination of Executive’s employment as set forth in Section 4.1. Executive acknowledges and agrees that there is no assurance that this Agreement will be renewed or extended as described in the immediately preceding sentence, and neither Executive nor the Company has any obligation to renew or extend this Agreement or any right to require any such renewal or extension, and, subject to Section 1.9, a failure to renew or extend this Agreement shall not entitle Executive or the Company to any additional compensation, and shall not be deemed a basis for a Covered Termination.

2.4    Licensing and Conditions. Executive’s employment is contingent upon verification of a background investigation, credit check, execution of and compliance with the Company’s standard employment policies and this Agreement, and satisfactory completion of all licensing requirements as defined and regulated by the Illinois Gaming Board and other applicable governmental agencies. Executive must at all times satisfy and maintain any licensing, suitability, registration or similar requirements necessary or appropriate for Executive’s position and the Company’s business, as determined by the Company

ARTICLE III
COMPENSATION

3.1    Base Salary. Executive will receive for services to be rendered hereunder an annual base salary of $460,000, payable in accordance with the Company’s standard payroll practices. Executive’s base salary will be subject to review from time to time in the sole discretion of the Board or the compensation committee thereof (the “Compensation Committee”).

3.2    Annual Bonus. Executive will be eligible to receive an annual performance bonus with a target amount of 65% of Executive’s base salary (the “Annual Bonus”). The Annual Bonus for calendar year 2026, if any, will be prorated based on the Effective Date. Annual Bonus payments will be determined at the discretion of the Board or the Compensation Committee and will be subject to the achievement of any applicable Company and individual performance milestones or other terms and conditions as determined by the Board or the Compensation Committee. The Annual Bonus, if any, will be payable as soon as practicable following, and no later than March 15 following the end of the calendar year to which the bonus relates, subject to Executive’s continued employment through the payment date.

3.3    Long-Term Incentive Compensation. Subject Subject to approval by the Board or the Compensation Committee, Executive will be eligible to receive a one-time sign on grant of 15,000 restricted stock units (“RSUs”) pursuant to the terms of the Company’s Long-Term Incentive Plan (the “LTIP”) and the RSU agreement governing such award (the “Initial RSU Grant”). The Initial RSU Grant will vest over a three-year period, with 50% of the total number of shares vesting on the second anniversary of the grant date and the remainder of the shares vesting on the third anniversary of the grant date, subject to Executive’s continued service with the Company on each applicable vesting date, except as otherwise set forth in the RSU agreement governing such award.

In addition, Executive will be eligible to receive grants of equity-based incentive compensation awards on an annual basis commencing in calendar year 2027, with a target grant date value of 115% of Executive’s annual base salary (the “Annual Grant”). The Annual Grant will be made on the Company’s typical cycle for senior executives and on the same basis as grants made to other senior executives. The Company expects that these grants will be time-based RSUs and performance-based RSUs (“PSUs”) that vest over three years subject to the Company achieving its Board-approved financial targets and Executive’s continuous employment with the Company through the applicable vesting date after satisfying the applicable conditions. The value of the RSUs and PSUs will be based on the closing price of the Company’s stock on the date they are approved and granted by the Compensation Committee. Such grants, if any, will be made in the sole discretion of the Board or the Compensation Committee and may be subject to revised time- and/or performance-based vesting criteria, in their sole discretion, and shall be subject to the terms and conditions of the LTIP and the applicable grant and award agreements. All equity awards are subject to approval by the Board or the Compensation Committee from year to year, as applicable.

3.4    Company Benefits. Executive will be eligible to continue to participate in the employee benefit plans offered by the Company to its employees, such as, to the extent such plans are maintained by the Company: participation in the Company 401(k) program, Company contributions to group health insurance, Company paid life insurance, Company paid short-term disability insurance, and Employee Assistance Program (EAP) as well as voluntary contributions to Company sponsored dental, vision, supplemental life insurance, accident and critical care insurance plans and other arrangements established by the Company (“Employee Benefit Plans”), including a Company phone to use in the furtherance of Executive’s duties to the Company, each in accordance with the terms and conditions of such plans as in effect from time to time. Executive will be eligible to accrue up to twenty-five (25) days of paid time off (“PTO”) per calendar year, at a rate of 0.9615 days per pay period. PTO may be used no more than one week at a time unless otherwise approved by the Company’s Chief Executive Officer, and no more than sixty (60) hours of PTO may rollover from any calendar year to the next. Notwithstanding the foregoing, the Company shall have the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable laws

3.5    Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the Company’s business, including travel to the Company’s Burr

Ridge, Illinois office and its other markets, provided (a) that the expenses are properly documented and accounted for in accordance with the Company’s policies as may be in effect from time to time and (b) reimbursement for travel to the Company’s Burr Ridge, Illinois office shall be made only for such travel prior to relocation pursuant to Section 3.7.

3.6    Temporary Business Lodging Reimbursement Cap. For up to twelve (12) months following the Effective Date, provided Executive’s principal place of business and tax home remain outside the greater-Chicago metropolitan area, the Company will reimburse Executive under the Company’s accountable-plan procedures and applicable expense reimbursement policies for actual, reasonable, and properly substantiated temporary lodging or housing expenses incurred for business travel to the Company’s Burr Ridge, Illinois headquarters, up to $4,500 per month. This benefit is not a stipend, allowance, relocation benefit, or additional compensation. Executive must timely submit all required documentation, including receipts and the date, amount, and location, as required by Company policy. The Company may modify, suspend, discontinue, or treat any reimbursement as taxable wages if the Company determines that the expense does not qualify under Company policy, accountable-plan rules, or applicable law, or if Executive’s principal place of business or tax home changes. After the twelve-month period, Executive will be responsible for such expenses except to the extent separately approved under the Company’s generally applicable business expense reimbursement policy.

3.7    Relocation Assistance. Executive agrees to relocate to the Chicago, Illinois, area, with such relocation to be completed within the target period of six (6) to twelve (12) months following the Effective Date. The Company will provide relocation assistance in accordance with Company policy, subject to applicable caps, documentation requirements, tax withholding, and other terms and conditions established by the Company. Any relocation assistance provided to Executive pursuant to this Section 3.7 will be subject to the Company’s standard clawback or repayment requirements if Executive’s employment ends prior to the two-year anniversary of Executive’s relocation, and Executive agrees to execute any relocation reimbursement agreement or other documentation reasonably required by the Company in connection with such relocation assistance.

ARTICLE IV
TERMINATION

4.1    Termination of Employment. Executive’s employment with the Company hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances: (a) the Company may terminate Executive’s employment with or without Cause at any time; (b) Executive may resign for Good Reason or without Good Reason at any time; (c) Executive’s employment shall terminate automatically upon Executive’s death or, subject to a determination by the Board, upon Executive’s Disability; and (d) in the event either the Company or Executive provides timely notice of non-renewal pursuant to Section 2.3, Executive’s employment shall terminate as of the expiration of the then-current term. Any termination of Executive’s employment by the Company or by Executive under this Article IV (other than in the case of Executive’s death) shall be communicated by a written notice to the other party hereto and shall be effective on the date on which such notice is given unless otherwise indicated (and subject to the notice and cure periods required in the event a termination for Cause or a resignation for Good Reason).

4.2    Deemed Resignation. Upon termination of Executive’s employment for any reason, including Executive’s resignation for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates. Notwithstanding the foregoing, in the event that, following Executive’s termination of employment, Executive continues to provide services to the Company as a consultant or member of the Board, Executive may continue to serve in such offices and directorships as then mutually agreed upon between Executive and the Company.

ARTICLE V
SEVERANCE PAYMENTS AND BENEFITS

5.1    General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive Executive’s accrued but unpaid base salary, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, in accordance with Company policy, and other vested amounts and benefits earned by (but not yet paid to) or owed to Executive under any applicable Employee Benefit Plan of the Company through and including the date of termination of Executive’s employment (the “Accrued Benefits”). For the avoidance of doubt, Executive’s accrued but unpaid base salary shall include only any base salary earned, but not yet paid through the date of termination, and not the base salary that would have otherwise been earned through the end of the then-current term had it not earlier terminated.

5.2    Covered Termination. In the event Executive experiences a Covered Termination, Executive will be entitled to receive Executive’s Accrued Benefits and, subject to the requirements of Section 5.3, will be entitled to receive the following payments and benefits:

(a)Cash Severance. Executive will be entitled to receive an amount equal to the sum of (i) one (1) times Executive’s base salary at the annual rate in effect for Executive at the time of termination, (ii) any Annual Bonus for the prior completed fiscal year, to the extent earned but not yet paid at the time of such termination, and (iii) one (1) times Executive’s target Annual Bonus for the calendar year in which the Covered Termination occurs. The amounts payable pursuant to this Section 5.2(a) shall be paid over a 12-month period in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence in the first payroll period immediately following the 60th day after the date of such Covered Termination, provided that the Release (as defined below) has become effective and non-revocable, inclusive of a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s separation date and the first payment date but for the application of this provision.

(b)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company will, at its election, either directly pay or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earliest to occur of (i) the 12-month anniversary of the Covered Termination and (ii) the first date on which Executive and Executive’s covered dependents become eligible for substantially comparable healthcare coverage under another employer’s plans; provided that as soon as administratively practicable following the 60th day after the date of such Covered Termination, provided that the Release has become effective and non-revocable, the Company will pay to Executive a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of Executive had such payments commenced on the date of the Covered Termination. Notwithstanding the foregoing, the Company may elect at any time that, in lieu of directly paying or reimbursing such premiums, the Company will instead provide Executive with a monthly or lump sum cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 5.2(b), less applicable tax withholdings.

(c)Cash Severance in a Change in Control Covered Termination. For the avoidance of doubt, the payments described in Section 5.2(a) shall also become payable in a Change in Control Covered Termination or at any time following the Change in Control Period, subject to the release requirements of Section 5.3, provided further that in no event will the payments described in this Section 5.2(c) result in duplicate payments or benefits to Executive under this Section 5.2. In addition to the payments described in Section 5.2(a), Executive will also be eligible to receive Executive’s Annual Bonus then in effect, prorated for the number of days in the calendar year in which the Change in Control Covered Termination occurs during which Executive was employed by the Company. Any amount payable pursuant to this Section 5.2(c) shall be payable in a lump sum, less applicable withholdings, in the first payroll period immediately following the date the requirements of Section 5.3 are satisfied (such that the Release is effective and non-revocable in a timely manner).

(d)Equity Awards. If such Covered Termination is a Change in Control Covered Termination and subject to the release requirements of Section 5.3, each outstanding and unvested equity award held by Executive, including without limitation, each outstanding stock option, restricted stock unit and share of restricted stock, will automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon will lapse, in each case with respect to 100% of the shares underlying such outstanding equity awards as of the date of such Covered Termination; provided that any performance-based vesting criteria will be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award.

(e)Qualifying Termination. As of the Effective Date, any provision of any outstanding RSU, PSU, stock option or other equity award granted to Executive by the Company that references a Qualifying Termination (as such term is defined in the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award) shall be deemed automatically amended and modified, without the necessity of any further action or documentation by the Company or Executive, to include a termination of Executive’s employment upon the expiration of the term of any employment agreement with the Company following the Company providing advance written notice to not renew the term of such employment agreement in accordance with the terms thereof (regardless of any time limit otherwise stated therein); provided that there does not exist grounds to terminate Executive’s employment for Cause at the time of such employment termination. For the avoidance of doubt, all such outstanding RSUs, PSUs, stock options and other equity awards shall be interpreted and administered in a manner consistent with this Agreement.

5.3    Release. Executive will not be eligible for the severance payment and benefits described in Section 5.2 unless (i) Executive has executed and delivered to the Company a general release of all claims that Executive may have against the Company (or its successor) or Persons affiliated with the Company (or its successor) in a form acceptable to the Company (the “Release”), and such Release becomes effective on or before the 60th day following the date of the Covered Termination and (ii) Executive has not revoked or breached the provisions of such Release or breached the provisions of Article VI. In the event that Executive does not execute and deliver such Release, such Release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of such Release or breaches the provisions of Article VI, Executive (A) will be deemed to have voluntarily resigned Executive’s employment hereunder without Good Reason and (B) will not be entitled to the payments or benefits described in Section 5.2, and may be required to repay such payment or benefits to the extent already provided by the Company to Executive. It is acknowledged and agreed that the Release will not include any post-employment non-competition or non-solicitation covenants that are more restrictive than those to which Executive was bound immediately prior to the Covered Termination, and that the Release will not include the waiver of any vested equity or ownership rights, it being understood that all equity and ownership rights (including any arising from the RSUs) will be governed by the terms of the applicable governing documents.

5.4    Section 280G; Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution to Executive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will either be delivered in full or delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the applicable change in control, or such other Person as determined in good faith by the Company, will perform the foregoing calculations, and the Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made pursuant to this Section 5.4 will be final, binding, and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards, if any; (iii) cancellation of accelerated vesting of other equity awards; and (iv) reduction of other benefits payable to Executive.

ARTICLE VI
COVENANTS

6.1    Outside Activities; Conflict of Interest. During Executive’s term of employment, Executive will not engage in any other employment, occupation or business enterprise without the prior written consent of the Board; provided that it is understood that Executive may serve as a member of the board of directors of one for-profit company, with the prior written consent of the Board. Notwithstanding the foregoing, Executive may engage in civil and not-for-profit activities, maintain passive investments, and/or continue the activities, hold the ownership interests and maintain the roles disclosed on Schedule I (the “Disclosed Interests”), in each case so long as such activities do not materially interfere or conflict with the performance of Executive’s duties or the Company’s gaming licenses, as determined in the sole discretion of the Board.

6.2    Non-Competition. During the term of Executive’s employment by the Company and for a period of one-year following Executive’s termination of service for any reason, Executive will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, employee, consultant, or in any other capacity, engage in, become financially interested in, be employed by, provide services to, or have any business connection with any individual or entity known by Executive to compete directly with the Company or any of its Affiliates, in any State in the United States in which the Company or any of its Affiliates operate, in any line of business engaged in (or planned to be engaged in) by the Company or any of its Affiliates; provided, however, that Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any such corporation do not in the aggregate constitute more than 1% of the voting stock of such corporation. Notwithstanding the foregoing, Executive’s ownership interests and involvement with the Disclosed Interests, in each case as described in Schedule I, will not violate this Section 6.2.

6.3    Non-Solicitation. During the term of Executive’s employment and for a period of one-year following Executive’s termination of employment for any reason, Executive shall not, directly or indirectly, including in Nevada, Louisiana, Nebraska, Illinois, Georgia, Montana, Wyoming, Iowa, North Carolina, Pennsylvania, and Missouri, and in any State in the United States in which the Company or any of its Affiliates operate or plan to operate: (a) solicit, divert or take away any customers, suppliers or accounts of the Company or any of its Affiliates; or (b) divert, take away, hire, solicit or seek to induce employment of any person who is then an employee of the Company or any of its Affiliates; provided, however, that a general advertisement to which an employee of the Company or any of its Affiliates responds shall not on its own result in a breach of this Section 6.3.

6.4    Confidential and Proprietary Information. Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, Executive shall, during the term of Executive’s employment and following Executive’s termination of service for any reason, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any Proprietary Information after Executive’s termination of service will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency or regulatory authority, including the Securities and Exchange Commission, Department of Justice, Department of Labor, Equal Employment Opportunity Commission, Congress, any inspector general, and any other governmental agency or commission or regulatory authority (collectively, “Governmental Agencies”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency relating to a possible violation of law; (iv) reporting any good faith allegations of unlawful employment practices or criminal conduct to any Government Agency; (v) making any truthful statements or disclosures required by law, regulation or legal process; (vi) requesting or receiving confidential legal advice; or (vii) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in the previous sentence or to notify the Company that Executive has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

6.5    Work Product. Executive acknowledges and agrees that any copyrightable works prepared by Executive within the scope of Executive’s employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Executive further agrees that all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets (“inventions”) made, created, conceived or first reduced to practice during the period of Executive’s employment, whether or not in the course of Executive’s employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (a) are developed using equipment, supplies, facilities or trade secrets of the Company; (b) result from work performed by Executive for the Company; or (c) relate to the Company’s business or actual or demonstrably anticipated research or development, will be the sole and exclusive property of the Company, and Executive hereby agrees to assign and hereby assigns to the Company all such inventions. Executive shall execute any and all documents and shall provide such assistance as is necessary either to evidence or to register the assignment of these rights. This Agreement shall not include assignment of an invention that fully qualifies as Executive’s invention under the provisions of the Illinois Compiled Statutes Chapter 765, § 1060/2, the text of which is attached to this Agreement as Exhibit A. The pre-existing intellectual property listed on Schedule II shall not be covered by this Section 6.5.

6.6    Cooperation. Executive agrees to reasonably cooperate with the Company during the term of Executive’s employment hereunder and thereafter, at the Company’s sole expense relating to any travel or other out-of-pocket expenses incurred, in connection with any governmental, regulatory, commercial, private or other investigations, arbitrations, litigations or similar matters that may arise during the term of Executive’s employment hereunder, or in any way relate to events that occurred during term of Executive’s employment hereunder, until such investigations, arbitrations, litigations or similar matters are completely resolved.

6.7    Remedies. In the event of the breach or threatened breach by Executive of any of the provisions of this Article VI, the Company may suffer irreparable harm for which monetary damages may be an inadequate remedy. Accordingly, in addition and supplementary to any other rights and remedies available to the Company, the Company shall be entitled to seek specific performance and/or temporary, preliminary, and permanent injunctive or other equitable relief from a court of competent jurisdiction to enforce or prevent any violations of the provisions of this Article VI, without the necessity of posting a bond or other security, to the fullest extent permitted by applicable law. For the avoidance of doubt, the arbitration provision set forth in Section 7.8 shall not apply to any request, claim, or action by the Company for specific performance, injunctive relief, or other equitable relief under this Section 6.7, and the Company may pursue such relief in a court of competent jurisdiction.

6.8    Illinois Freedom to Work Act; Adequate Consideration. Executive acknowledges and agrees that the covenants set forth in this Article VI are ancillary to this Agreement and Executive’s employment relationship with the Company, and are reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests, including without limitation its Proprietary Information, trade secrets, customer and supplier relationships, goodwill, confidential business strategies, pricing information, acquisition opportunities, employee relationships and investments in Executive’s role and responsibilities. Executive further acknowledges and agrees that Executive’s actual or expected annualized earnings exceed the applicable earnings thresholds under the Illinois Freedom to Work Act for the covenants set forth in this Article VI. Executive acknowledges and agrees that the compensation, benefits, rights and opportunities provided to Executive under Article III and Article V of this Agreement, including without limitation Executive’s base salary, annual bonus opportunity, equity or equity-based compensation opportunity, employee benefits, expense reimbursement rights, severance rights and other financial and professional benefits provided under this Agreement, constitute adequate consideration for the covenants set forth in this Article VI within the meaning of the Illinois Freedom to Work Act. Executive further acknowledges and agrees that such consideration is separate from, and in addition to, Executive’s employment or continued employment with the Company, and is adequate by itself, or together with Executive’s employment or continued employment, to support Executive’s obligations under this Article VI.

6.9    Review Period. The Company hereby advises Executive to consult with an attorney of Executive’s choice before entering into this Agreement. In signing below, Executive agrees and acknowledges that Executive has been advised by the Company to consult with an attorney of Executive’s choice before entering into this Agreement, and that Executive had at least fourteen (14) days to review this Agreement prior to being required to sign it and agree to its terms, including the terms of the non-competition and non-solicitation covenants set forth in Sections 6.2 and 6.3.
ARTICLE VII
GENERAL PROVISIONS

7.1    Indemnification. The Company shall indemnify and hold harmless Executive, to the maximum extent permitted by applicable law, against all costs, charges, expenses, claims and judgments incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of being, or agreeing to be, an officer, director or employee of the Company or any subsidiary or affiliate of the Company. The Company shall provide directors and officers insurance for Executive in reasonable amounts. The Board shall determine, in its sole discretion, the availability of insurance upon reasonable terms and the amount of such insurance coverage.
7.2    Tax Matters.
(a)Section 409A. It is intended that any right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Agreement begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which Executive is entitled pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided until the earlier (i) the expiration of the six-month period measured from Executive’s separation from service or (ii) the date of Executive’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will be paid in a lump sum to Executive, and any remaining payments due pursuant to this Agreement will be paid as otherwise provided herein.

(b)Expense Reimbursement. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursement will be paid to Executive no later than December 31st of the year following the year in which such expense was incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)Withholding. All amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

7.3    At-Will Employment. Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate Executive’s employment or service at any time for any or no reason, with or without cause.

7.4    Compensation Recoupment. All incentive and equity awards and amounts payable to Executive pursuant to this Agreement shall be subject to recoupment pursuant to any compensation recoupment policy that is applicable generally to executive officers of the Company and in effect from time to time, and all applicable laws, rules and regulations of the stock exchanges and public market on which the securities of the Company are traded.

7.5    Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first-class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

7.6    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein. With respect to Sections 6.2 and 6.3 above, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth therein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and Sections 6.2 and 6.3 shall thereby be reformed.

7.7    Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the law of the State of Illinois without regard to the conflicts of law provisions.

7.8    Dispute Resolution; Arbitration.

(a) General. Except for any request, claim, or action by the Company for specific performance, injunctive relief, or other equitable relief pursuant to Section 6.7, and unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved solely and exclusively by final and binding arbitration in Cook County, Illinois through Judicial Arbitration and Mediation Services/Endispute (“JAMS”), before a single neutral arbitrator, in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect. This applies equally to the Company and Executive and reflects the Parties’ mutual, actual, knowing, and bargained-for consideration, including the Company’s agreement to arbitrate claims, Executive’s agreement to arbitrate claims, and the compensation, benefits, rights, and other consideration provided to Executive under this Agreement.

(b) Truthful Statements. Nothing in this Section is intended to prevent Executive from making truthful statements or disclosures about alleged unlawful employment practices, reporting good-faith allegations of unlawful employment practices or criminal conduct to any appropriate federal, state, or local governmental agency or official, participating in or cooperating with any governmental investigation or proceeding, making truthful statements or disclosures required by law, regulation, subpoena, or other legal process, or requesting or receiving confidential legal advice.

(c) No Waiver. Nothing in this Section waives, limits, or diminishes any substantive right, statutory right, remedy, defense, burden of proof, or right to recover attorneys’ fees, costs, or damages that would otherwise be available to either party in a court of competent jurisdiction.

(d) Arbitrator’s Decision. The arbitrator shall have authority to award all relief that would be available in a court of competent jurisdiction. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator’s decision may be enforced in any court of competent jurisdiction.

(e) Unlawful Arbitration. Nothing in this Section shall require arbitration of any claim to the extent such arbitration is prohibited by the Illinois Workplace Transparency Act or other applicable law.

(f) Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration.

7.9    Entire Agreement. This Agreement (and, as referenced herein, the LTIP and any applicable RSU and PSU grant and award agreements) constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter, including any offer letter, offer summary, term sheet, or other summary of terms; provided, however, that in the event that Executive is subject to any other restrictive covenants with respect to the Company or its Affiliates (including with respect to confidentiality or non-disclosure, non-competition, non-solicitation, or intellectual property), the restrictive covenants contained in this Agreement shall complement and be in addition to, and not supersede or be in lieu of, such other restrictive covenants (which shall remain in full force and effect in accordance with the terms thereof). This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein and, subject to Section 7.6, may not be modified or amended except in a writing signed by an officer of the Company and the Executive.

7.10    Survival. The rights and obligations of the Parties hereto under Sections 6.2, 6.3, 6.4, 6.6, 6.7, 7.4, 7.7, 7.8, and any other provision of this Agreement that by its terms or nature is intended to survive shall survive the expiration or termination of this Agreement and the termination of Executive’s employment, regardless of the reason for such expiration or termination. Such surviving provisions shall remain in full force and effect in accordance with their respective terms.

7.11    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(Signature Page Follows)

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

ACCEL ENTERTAINMENT, INC.

By:    /s/ Scott Levin
Name: Scott Levin
Title:     Chief Legal Officer and Corporate Secretary

ACCEPTED AND AGREED:

By:/s/ John Houseal
John Houseal

EXHIBIT A

ILLINOIS COMPILED STATUTES CHAPTER 765 SECTION 1060/2
INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

“(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.”

SCHEDULE I

DISCLOSED INTERESTS

(1) GIVN Goods LLC. Executive owns 48.88% of GIVN Goods LLC, a socially conscious consumer products company (bottled water brand), and serves on its board. Executive may retain that ownership and board position and receive all distributions, sale proceeds, and other economic rights arising from that interest.

(2) Magic Wonder LLC and its subsidiaries. Executive owns 100% of Magic Wonder LLC, a Delaware limited liability company. Magic Wonder LLC owns 100% of (i) Cashly LLC, a Delaware limited liability company (together with any successor by conversion, merger, or reorganization, “Cashly”), and (ii) 353 LLC, a Delaware limited liability company. Cashly is a financial-technology business expected to complete an investment, financing, sale, merger, or other transaction in early 2027. Executive may retain these interests, continue the disclosed activities, pursue and complete the contemplated Cashly transaction, and receive all distributions, consideration, sale proceeds, and other economic rights arising from them.

(3) Invest America Ventures, Inc. d/b/a Shur. Executive serves as an advisor and holds options to purchase 5,000 shares of Series B Common Stock. Executive may continue that advisory role and retain, exercise, sell, or otherwise realize the value of those options and any shares acquired upon exercise.

(4) WaterIsBasic.org. Executive serves on the board of WaterIsBasic.org, an organization recognized as exempt under Section 501(c)(3) of the Internal Revenue Code, and may continue that service.

SCHEDULE Ii

PRE-EXISTING INTELLECTUAL PROPERTY

(1) GIVN Goods marks. All rights and interests of Executive, whether held individually or directly or indirectly through GIVN Goods Inc., Givn Goods, Inc., or GIVN Goods LLC, in the following marks and federal records: GIVN—U.S. Serial Nos. 86050673 (Reg. No. 4594320), 86846597 (Reg. No. 5220840), 98348957 (pending), and 86044720 (abandoned); INFUSED WITH GOOD KARMA—U.S. Serial No. 86247771 (Reg. No. 5100745; the USPTO record lists Executive and GIVN Goods Inc. as co-owners) and U.S. Serial No. 86846603 (Reg. No. 6289541); THIS BOTTLE GIVES 1 DAY OF CLEAN WATER—U.S. Serial No. 87350604 (Reg. No. 5911528); FAST:RX—U.S. Serial No. 97981074 (Reg. No. 8173130) and U.S. Serial No. 97863002 (pending); DRINK TO GIVE—U.S. Serial No. 86669204 (Reg. No. 4892638; cancelled); EVERY BOTTLE FUNDS ONE DAY OF CLEAN WATER—U.S. Serial No. 87350626 (abandoned); and FASTRX—U.S. Serial No. 97262194 (abandoned).

(2) Cashly marks. All rights and interests of Executive, whether held directly or indirectly through Magic Wonder LLC or Cashly, in the CASHLY mark and U.S. Serial Nos. 99262741, 99262743, and 99262745, including all rights, applications, and records filed or held in the name of Cashly LLC and any that pass to a successor of Cashly LLC by conversion, merger, or reorganization.

(3) Domain names. All rights and interests of Executive in the following domain names: coamcard.co; coamgiftcard.co; coamgiftcard.info; coamgiftcard.xyz; dothydration.info; liquidwillpower.co; lovecashly.co; mycashly.info; coamcard.us; coamgiftcard.store; doth2o.info; dothydration.net; mycashly.xyz; thesom.info; mycashly.net; coamcard.net; coamgiftcard.org; lovecashly.net; doth2o.shop; doth2o.store; dothydration.shop; dothydration.store; liquidwillpower.net; thegivn.co; paypaid.co; doth2o.net; mycashly.org; coamcard.org; hnybush.co; drinkretrace.us; hnybush.us; thesom.xyz; dontbreakthefast.com; givngood.info; drinkretrace.info; hnybush.info; givnbrands.co; dollarwaterclub.info; lovescashly.com; paypaid.me; livngood.info; givnbrands.us; givngoods.us; givnbrands.info; drinkgivn.info; luxaug.info; bahls.co; hellogivn.info; thesom.ai; thesom.app; thesom.shop; thesom.world; givnwater.info; xyzpay.co; paypaid.cash; givngoods.info; amusingsolutions.com; lovecashly.com; xyzpay.ai; mycashly.com; coamcard.com; dothydration.com; thesomm.app; fastrx.me; gocashly.com; adultswanted.org; givngood.net; fastrx.pro; drinkfastrx.net; livngood.net; dollarwaterclub.net; drinkretrace.net; hellogivn.net; doth2o.com; drinkgivn.net; fastrx.fit; fastrx.life; fastrx.live; luxaug.net; retrace.life; thesom.net; givngoods.net; givnwater.net; grizzlebear.org; givn.love; hnybush.net; givngood.org; dollarwaterclub.org; drinkfastrx.org; livngood.org; thegivn.net; hnybush.org; hellogivn.org; drinkgivn.org; luxaug.org; paypaid.io; givnbrands.net; givnwater.org; givn.me; givnbrand.com; givn.co; thegrizzlebear.com; givngoods.org; shopretrace.com; liquidwillpower.com; drinkretrace.org; thegivn.org; houseal.org; coampilot.com; givnrx.com; givnbrands.org; eldermerry.com; fastrx.io; givenwater.com; cranbelly.com; hazey.io; innovationhealth.org; dollarwaterclub.com; givngood.com; hellogivn.com; drinkgivn.com; givngoods.com; livngood.com; luxaug.com; drinkretrace.com; givn.org; givnwater.com; hnybush.com; thegivn.com; kokuanaturals.com; givnbrands.com; and 353.io.